Exhibit 99.2

Below is the text of the September 26, 2002 Federal Energy Regulatory Commission letter order to Commonwealth Edison Company.


         [On Federal Energy Regulatory Commission letterhead]

         Federal Energy Regulatory Commission
         Washington, D.C. 20426

         Office of the Executive Director

         In Reply Refer To: OED-DRAP, Docket No. AC01-56-002

         September 26, 2002

         Commonwealth Edison Company
         Attention: Mr. John E. Ebright
         Controller
         Three Lincoln Centre
         Oakbrook Terrace, IL 601804260

                  By letters dated August 1 and 27, 2002, I advised Commonwealth Edison (ComEd) that it should remove from Account 114, Electric Plant Acquisition Adjustments, the amount of goodwill associated with the generation and power marketing businesses transferred to its affiliate, Exelon Generation LLC (Generation). My determination was based on an inability to reach a contrary conclusion based simply on an assertion that the fair value of the generation assets was significantly below their book value at the time of the merger.1 Goodwill represented the amount paid above fair value for all of ComEd's identifiable assets at the time of the Peco/Unicom merger. Therefore, the fact that the fair value of the generation assets was below their book value at the time of the merger was not a sufficient basis either under Generally Accepted Accounting Principles or the Uniform systems of Accounts for concluding that no amount of the goodwill should be associated with both the generation business and power marketing business that were being transferred to Generation.

                  Since the issuance of the August 27th letter, however, ComEd has provided the Commission, as well as the Securities and Exchange Commission, with extensive additional information to support ComEd's contention that the amount recognized as goodwill on its books relates entirely to ComEd's energy delivery business and thus no portion of that amount should be associated with the facilities and businesses transferred to Generation. In particular, ComEd argued and provided supporting information that:

               o the amount recognized as goodwill relates exclusively to ComEd's transmission and distribution business because of cash flows expected to be realized from the stranded cost recovery provision of the Illinois Restructuring Act that are included in rates charged for delivery services by ComEd.

               o at the time of the Peco/Unicom merger, the unidentified value (i.e. the goodwill) in the purchase transaction was associated with the regulatory framework in Illinois, ComEd's energy delivery franchises, and the connection its transmission and distribution assets provided to over 3 million retail customers.

               o no intangible value was assignable to the power marketing operations transferred to Generation because those operations were limited in scope2 and the processes and




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                    systems developed by Wholesale Marketing Group were not
                    expected to be used by Generation.



                  Based on our review of the additional information ComEd has provided and the additional disclosures it intends to provide in the 2002 FERC Form 1 regarding the sensitivity of the goodwill impairment analysis3 we have no objection to ComEd's determination than none of the goodwill was related to assets transferred to Generation.

                  This letter order constitutes final agency action. To request that the Commission rehear you case you must file a request within 30 days of the date of this letter order (see 18 C.F.R. ss. 385.713).

                        Sincerely,

                        /s/ John M. Delaware
                        ------------------------
                        John M. Delaware
                        Deputy Executive Director and Chief Accountant




         --------------------

                  1 Commonwealth Edison letter to the FERC Chief Accountant dated August 15, 2002.

                  2 ComEd stated that the primary focus of its Wholesale Marketing Group (WMG) was managing and balancing electricity supply to the load on ComEd's system. WMG had very limited approval to engage in financial hedging transactions and did not engage in speculative trading.

                  3 ComEd letter dated September 18, 2002.